Exhibit 3.11

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Amendment to Certificate of Designation
After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                   ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation: AeroGrow International, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The call or series of stock being amended:  Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 4, paragraph (h)(i) of the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) of AeroGrow International, inc. as filed with the office of the Secretary of State of the State of Nevada on June 29, 2009 as document No. 20090516130-07 is hereby amended, in its entirety, to read as set forth on Exhibit A attached hereto and incorporated by reference.

5. Effective date of filing: (optional)
(must not be later than 90 clays after the certificate is filed)
6. Signature: (required)

X /s/ Jack J. Walker
Signature of Officer

Filing Fee:  $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                                                                                                      Nevada Secretary of State NRS Amend Designation - After
Revised: 3-S-09

AMENDMENT NO. 1
TO
CERTIFICATE OF DESIGNATIONS
OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
AEROGROW INTERNATIONAL, INC.
A Nevada corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

AeroGrow International, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in Article Four of its Articles of Incorporation, as amended (the “Articles of Incorporation”) and in accordance with the provisions of the Nevada Revised Statutes (the “NRS”), the Company's Board of Directors and the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock have duly ratified and adopted the following resolution amending the Certificate of Designations of Series A Convertible Preferred Stock:

RESOLVED THAT:

Section 4, paragraph (h)(i) of the Certificate of Designation of Series A Convertible Preferred Stock  (the “Certificate of Designation”) of AeroGrow International, Inc., as filed with the office of the Secretary of State of the State of Nevada on June 29, 2009 as document No. 20090516130-07 is hereby amended, in its entirety, to read as follows:

“4(h) Sale of Shares Below Series A Preferred Conversion Price.

(i)If at any time or from time to time after the Series A Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 4(e), 4(f) or 4(g) above, without consideration (in which case the Company shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued) or for an Effective Price, as defined below less than the then effective Series A Preferred Conversion Price (a “Lower Price”) (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Lower Price.”

Except as amended herein, the Certificate of Designation and all other terms, covenants and provisions therein shall remain in full force and effect.

IN WITNESS WHEREOF, said AeroGrow International, Inc., has caused this Amendment to Certificate of Designations of Series A Convertible Preferred Stock to be duly executed by its CEO and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 5th day of March, 2010.

AEROGROW INTERNATIONAL, INC.

By:/s/ Jack J. Walker
Jack J. Walker, its Chief Executive Officer

Attest:

/s/ Lissie Stagg
Lissie Stagg, Secretary